Form S-1 as filed with the Securities and Exchange Commission on March 10, 2021

Registration No. 333-251229

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1
to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SILVER BULL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Nevada	1000	91-1766677
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

777 Dunsmuir Street, Suite 1610

Vancouver, B.C.

V7Y 1K4 Canada

(604) 687-5800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher Richards

Chief Financial Officer

777 Dunsmuir Street, Suite 1610

Vancouver, B.C.

V7Y 1K4 Canada

(604) 687-5800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Brian Boonstra

Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

(303) 892-9400

From time to time after the effective date of this registration statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Emerging growth company ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common stock, $0.01 par value per share (4)	5,913,869	$0.52	$3,075,212	$335.51

(1)	Pursuant to Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits or stock dividends.
(2)	Estimated solely for the purpose of calculating the registration fee and based upon the average bid and ask price of the registrant’s common stock as reported on the OTCQB Venture Marketplace on December 8, 2020, which was within five business days of the filing date of the initial filing date of this registration statement on Form S-1, in accordance with Rule 457(c) under the Securities Act.
(3)	Pursuant to Rule 457(o) under the Securities Act, the registration fee has been calculated on the basis of the maximum aggregate offering price. The registration fee was previously paid with the initial filing of this registration statement.
(4)	The shares of common stock will be offered under the secondary offering prospectus relating to resales by the selling stockholders of the shares of common stock issued to such selling stockholders. The shares consist of (i) 3,623,580 shares issued to the selling stockholders on October 27, 2020 in the initial tranche of a private placement, (ii) 1,811,789 shares issuable upon exercise of the warrants issued to the selling stockholders on October 27, 2020 in the initial tranche of the private placement, (iii) 319,000 shares issued to a selling stockholder on November 9, 2020 in the second and final tranche of the private placement, and (iv) 159,500 shares issuable upon exercise of the warrants issued to a selling stockholder on November 9, 2020 in the second and final tranche of the private placement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, dated MARCH 10, 2021

PROSPECTUS

5,913,869 Shares

SILVER BULL RESOURCES, INC.

Common Stock

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 5,913,869 shares of common stock, par value $0.01 per share, consisting of (i) 3,623,580 shares issued to the selling stockholders on October 27, 2020 in the initial tranche of a private placement, (ii) 1,811,789 shares issuable upon exercise of the warrants issued to the selling stockholders on October 27, 2020 in the initial tranche of the private placement, (iii) 319,000 shares issued to a selling stockholder on November 9, 2020 in the second and final tranche of the private placement, and (iv) 159,500 shares issuable upon exercise of the warrants issued to a selling stockholder on November 9, 2020 in the second and final tranche of the private placement. Each of the warrants issued is exercisable until the fifth anniversary of the closing date of the respective tranche of the private placement at an exercise price of $0.59.

All of the shares of common stock offered by this prospectus are being sold by the selling stockholders. It is anticipated that the selling stockholders will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated (see the section entitled “Plan of Distribution” beginning on page 28 of this prospectus). We will not receive any proceeds from the sale of these shares by the selling stockholders. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

The shares of common stock being offered by the selling stockholders pursuant to this prospectus are “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), before their sale under this prospectus. This prospectus has been prepared for the purpose of registering these shares of common stock under the Securities Act to allow for the sale by the selling stockholders to the public without restriction.

Our common stock is quoted on the Toronto Stock Exchange under the symbol “SVB” and is traded on the OTCQB Venture Marketplace under the symbol “SVBL.” On March 9, 2021, the closing price of our common stock was Cdn$0.97 per share on the Toronto Stock Exchange and $0.77 per share on the OTCQB Venture Marketplace.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the matters set forth in “Risk Factors” on page 9 of this prospectus or incorporated by reference herein in determining whether to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2021.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
The Offering	5
FORWARD-LOOKING STATEMENTS	6
RISK FACTORS	9
USE OF PROCEEDS	19
MARKET FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	19
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	20
SELLING STOCKHOLDERS	21
DESCRIPTION OF SECURITIES	25
PLAN OF DISTRIBUTION	28
LEGAL MATTERS	30
EXPERTS	30
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	31
WHERE YOU CAN FIND ADDITIONAL INFORMATION	31

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date of this prospectus even though this prospectus may be delivered on a later date. Our business, financial condition, results of operations and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and our historical financial statements and related notes included or incorporated by reference in this prospectus. As used in this prospectus, unless otherwise specified, references to “Silver Bull,” the “Company,” “we,” “our” and “us” refer to Silver Bull Resources, Inc. and, unless otherwise specified, its subsidiaries. All currency amounts in this prospectus are expressed in United States (“U.S.”) dollars, unless otherwise indicated.

Overview

Silver Bull Resources, Inc. (the “Company”) was incorporated in the State of Nevada on November 8, 1993 as the Cadgie Company for the purpose of acquiring and developing mineral properties. The Cadgie Company was a spin-off from its predecessor, Precious Metal Mines, Inc. On June 28, 1996, the Company’s name was changed to Metalline Mining Company. On April 21, 2011, the Company’s name was changed to Silver Bull Resources, Inc. The Company’s fiscal year-end is October 31. The Company has not realized any revenues from its planned operations and is considered an exploration stage company. The Company has not established any reserves with respect to its exploration projects and may never enter into the development stage with respect to any of its projects.

The Company engages in the business of mineral exploration. The Company currently owns a number of property concessions in Mexico within a mining district known as the Sierra Mojada District, located in the west–central part of the state of Coahuila, Mexico. The Company conducts its operations in Mexico through its wholly-owned subsidiary corporations, Minera Metalin S.A. de C.V. (“Minera Metalin”), Contratistas de Sierra Mojada S.A. de C.V. (“Contratistas”) and Minas de Coahuila SBR S.A. de C.V. (“Minas”).

In April 2010, Metalline Mining Delaware, Inc., a wholly-owned subsidiary of the Company incorporated in the State of Delaware, was merged with and into Dome Ventures Corporation (“Dome”), a Delaware corporation. As a result, Dome became a wholly-owned subsidiary of the Company. Dome has a wholly-owned subsidiary, Dome Asia Inc. (“Dome Asia”), which is incorporated in the British Virgin Islands. Dome Asia has a wholly-owned subsidiary, Dome Minerals Nigeria Limited, incorporated in Nigeria.

On June 5, 2015, the Company announced its decision to voluntarily delist its shares of common stock from the NYSE MKT due to costs associated with the continued listing and NYSE MKT exchange rules regarding maintenance of a minimum share price. On June 29, 2015, the Company’s shares began trading on the OTCQB marketplace operated by OTC Markets Group. The Company’s shares of common stock continue to trade on the Toronto Stock Exchange (“TSX”).

On August 12, 2020, the Company entered into an option agreement (the “Beskauga Option Agreement”) with Copperbelt AG, a corporation existing under the laws of Switzerland (“CB Parent”), and Dostyk LLP, an entity existing under the laws of Kazakhstan and a wholly-owned subsidiary of CB Parent (the “CB Sub,” and together with CB Parent, “CB”), pursuant to which the Company has the exclusive right and option (the “Beskauga Option”) to acquire CB’s right, title and 100% interest in the Beskauga property located in Kazakhstan (the “Beskauga Property”), which consists of the Beskauga Main project (the “Beskauga Main Project”) and the Beskauga South project (the “Beskauga South Project,” and together the Beskauga Main Project, the “Beskauga Project”). After the completion of due diligence, the transaction contemplated by the Beskauga Option Agreement closed on January 26, 2021.

1

On September 1, 2020, the Company entered into a joint venture agreement (the “Stepnoe and Ekidos JV Agreement”) with CB Parent in connection with mineral license applications for, and further exploration and evaluation of, the Stepnoe and Ekidos properties located in Kazakhstan. Pursuant to the Stepnoe and Ekidos JV Agreement, the Company is obligated to contribute to the joint venture such funds as may be required to apply for the Stepnoe and Ekidos mineral licenses and to fund such other exploration activities on the Stepnoe and Ekidos properties as the Company, in its sole discretion, may deem appropriate, and CB is obligated to contribute to the joint venture the identification of the Stepnoe and Ekidos properties. The Company and CB have initial participating interests in the joint venture of 80% and 20%, respectively. Pursuant to the Stepnoe and Ekidos JV Agreement, the Company is entitled to acquire CB’s participating interest in one or both of the Stepnoe and Ekidos properties for $1.5 million each in cash.

On September 18, 2020, the Company completed a one-for-eight reverse stock split of its shares of common stock. All share and per share information in this prospectus has been adjusted to reflect the impact of the reverse stock split.

The Company’s efforts and expenditures have been and are expected to be concentrated in the exploration of properties, principally the Sierra Mojada property located in Coahuila, Mexico (the “Sierra Mojada Property”) and the Beskauga Property. The Company has not determined whether its exploration properties contain ore reserves that are economically recoverable. The ultimate realization of the Company’s investment in exploration properties is dependent upon the success of future property sales, the existence of economically recoverable reserves, and the ability of the Company to obtain financing or make other arrangements for exploration, development and future profitable production activities. The ultimate realization of the Company’s investment in exploration properties cannot be determined at this time.

Our principal office is located at 777 Dunsmuir Street, Suite 1610, Vancouver, British Columbia, V7Y 1K4, Canada, and our telephone number is (604) 687-5800. We are a Nevada corporation.

We maintain a website at www.silverbullresources.com, which contains information about us. Our website and the information contained in and connected to it are not a part of this prospectus.

Current Developments

South32 Earn-In Option Agreement

On June 1, 2018, the Company and its subsidiaries Minera Metalin and Contratistas entered into an earn-in option agreement (the “South32 Option Agreement”) with South32 International Investment Holdings Pty Ltd (“South32”), a wholly owned subsidiary of South32 Limited (ASX/JSE/LSE: S32), whereby South32 is able to obtain an option to purchase 70% of the shares of Minera Metalin and Contratistas (the “South32 Option”). Minera Metalin owns the Sierra Mojada Property located in Coahuila, Mexico (the “Sierra Mojada Project”), and Contratistas supplies labor for the Sierra Mojada Project. Under the South32 Option Agreement, South32 earns into the South32 Option by funding a collaborative exploration program on the Sierra Mojada Project. Upon the terms and subject to the conditions set forth in the South32 Option Agreement, in order for South32 to earn and maintain its four-year option, South32 must have contributed to Minera Metalin for exploration of the Sierra Mojada Project at least $3 million by the end of Year 1, $6 million by the end of Year 2, $8 million by the end of Year 3 and $10 million by the end of Year 4 (the “Initial Funding”). Funding is made on a quarterly basis based on the subsequent quarter’s exploration budget. South32 may exercise the South32 Option by contributing $100 million to Minera Metalin (the “Subscription Payment”), less the amount of Initial Funding previously contributed by South32. The issuance of shares upon notice of exercise of the South32 Option by South32 is subject to antitrust approval by the Mexican government. If the full amount of the Subscription Payment is advanced by South32 and the South32 Option becomes exercisable and is exercised, the Company and South32 will be obligated to contribute funding to Minera Metalin on a 30/70 pro rata basis. If South32 elects not to continue with the South32 Option during the four-year option period, the Sierra Mojada Project will remain 100% owned by the Company. The exploration program will be initially managed by the Company, with South32 being able to approve the exploration program funded by it.

2

The Company received funding of $3,144,163 from South32 for Year 1 of the South32 Option Agreement. In April 2019, the Company received a notice from South32 to maintain the South32 Option Agreement for Year 2 by providing cumulative funding of $6 million by the end of such period. As of October 31, 2020, the Company had received funding of $1,420,161 from South32 for Year 2 of the South32 Option Agreement, the time period for which has been extended by an event of force majeure described in more detail below. In November 2020, the Company received an additional payment of $60,286 for the extended Year 2 time period. If the South32 Option Agreement is terminated by South32 without cause or if South32 is unable to obtain antitrust authorization from the Mexican government, the Company is under no obligation to reimburse South32 for amounts contributed under the South32 Option Agreement.

Upon exercise of the South32 Option, Minera Metalin and Contratistas are required to issue common shares to South32. Pursuant to the South32 Option Agreement, following exercise and until a decision has been made by the board of directors of Minera Metalin to develop and construct a mine on the Sierra Mojada Project, each shareholder holding greater than or equal to 10% of the shares may withdraw as an owner in exchange for a 2% net smelter royalty on products produced and sold from the Sierra Mojada Project. Any shareholder whose holdings are reduced to less than 10% must surrender its interest in exchange for a 2% net smelter royalty.

On October 11, 2019, the Company and its subsidiary Minera Metalin issued a notice of force majeure to South32 pursuant to the South32 Option Agreement. Due to a blockade by a cooperative of local miners called Sociedad Cooperativa de Exploración Minera Mineros Norteños, S.C.L. (“Mineros Norteños”), the Company has temporarily halted all work on the Sierra Mojada Property. The notice of force majeure was issued because of the blockade’s impact on the ability of us and our subsidiary Minera Metalin to perform our obligations under the South32 Option Agreement. Pursuant to the South32 Option Agreement, any time period provided for in the South32 Option Agreement will generally be extended by a period equal to the period of delay caused by the event of force majeure. As of February 28, 2021, the blockade by Mineros Norteños at, on and around the Sierra Mojada Property is ongoing.

Beskauga Option Agreement

On August 12, 2020, the Company entered into the Beskauga Option Agreement with CB pursuant to which the Company has the exclusive right and option to acquire CB’s right, title and 100% interest in the Beskauga Property, which consists of the Beskauga Main Project and the Beskauga South Project. Upon the execution of the Beskauga Option Agreement, the Company paid CB Parent $30,000. In addition, the Company paid CB Parent $40,000 upon completion of its due diligence, and the transaction contemplated by the Beskauga Option Agreement closed on January 26, 2021.

The Beskauga Option Agreement provides that subject to its terms and conditions, in order to maintain the effectiveness of the Beskauga Option, the Company must incur $2,000,000 in cumulative exploration expenditures on the Beskauga Property by the first anniversary following the closing of the transactions contemplated by the Beskauga Option Agreement (the “Closing Date”), $5,000,000 in cumulative expenditures on the Beskauga Property by the second anniversary following the Closing Date, $10,000,000 in cumulative expenditures on the Beskauga Property by the third anniversary following the Closing Date, and $15,000,000 in cumulative expenditures on the Beskauga Property by the fourth anniversary following the Closing Date (collectively, the “Exploration Expenditures”). The Beskauga Option Agreement also provides that subject to its terms and conditions, after the Company has incurred the Exploration Expenditures, it may exercise the Beskauga Option and acquire (i) the Beskauga Property by paying CB $15,000,000 in cash, (ii) the Beskauga Main Project only by paying CB $13,500,000 in cash, or (iii) the Beskauga South Project only by paying CB $1,500,000 in cash.

3

In addition, the Beskauga Option Agreement provides that subject to its terms and conditions, the Company may be obligated to make the following bonus payments (collectively, the “Bonus Payments”) to CB Parent if the Beskauga Main Project or the Beskauga South Project is the subject of a bankable feasibility study in compliance with Canadian National Instrument 43-101 indicating gold equivalent resources in the amounts set forth below, with (i) (A) 20% of the Bonus Payments payable after completion of the bankable feasibility study or after the mineral resource statement is finally determined and (B) the remaining 80% of the Bonus Payments due within 15 business days of commencement of on-site construction of a mine for the Beskauga Main Project or the Beskauga South Project, as applicable, and (ii) up to 50% of the Bonus Payments payable in shares of common stock of the Company to be valued at the 20-day volume-weighted average trading price of the shares on the Toronto Stock Exchange calculated as of the date immediately preceding the date such shares are issued:

Gold equivalent resources	Cumulative Bonus Payments
Beskauga Main Project
3,000,000 ounces	$2,000,000
5,000,000 ounces	$6,000,000
7,000,000 ounces	$12,000,000
10,000,000 ounces	$20,000,000
Beskauga South Project
2,000,000 ounces	$2,000,000
3,000,000 ounces	$5,000,000
4,000,000 ounces	$8,000,000
5,000,000 ounces	$12,000,000

 The Beskauga Option Agreement may be terminated under certain circumstances, including (i) upon the mutual written agreement of the Company and CB; (ii) upon the delivery of written notice by the Company, provided that at the time of delivery of such notice, unless there has been a material breach of a representation or warranty given by CB that has not been cured, the Beskauga Property is in good standing; or (iii) if there is a material breach by a party of its obligations under the Beskauga Option Agreement and the other party has provided written notice of such material breach, which is incapable of being cured or remains uncured.

As of the date of this filing, the Company has loaned a total of $915,000 to Ekidos Minerals LLP, an unrelated third-party Kazakh entity relating to the acquisition of mineral property concessions in Kazakhstan. These loans are interest free and are to be repaid by June 30, 2021.

4

The Offering

The following summary describes the principal terms of the offering but is not intended to be complete. See “Selling Stockholders” and “Plan of Distribution” in this prospectus for a more detailed description of the selling stockholders, the terms and conditions of the distribution of the shares of common stock and the shares of common stock issuable upon the exercise of warrants, and the offering. For a more detailed description of our common stock and warrants to purchase our common stock, see “Description of Securities.”

Common stock offered by the selling stockholders:	5,913,869 shares of common stock, par value $0.01 per share, consisting of (i) 3,623,580 shares issued to the selling stockholders on October 27, 2020 in the initial tranche of the private placement, (ii) 1,811,789 shares issuable upon exercise of the warrants (at an exercise price of $0.59) issued to the selling stockholders on October 27, 2020 in the initial tranche of the private placement, (iii) 319,000 shares issued to a selling stockholder on November 9, 2020 in the second and final tranche of the private placement, and (iv) 159,500 shares issuable upon exercise of the warrants (at an exercise price of $0.59) issued to a selling stockholder on November 9, 2020 in the second and final tranche of the private placement.
Common stock outstanding on March 5, 2021:	33,713,931 shares (1)
Common stock outstanding after this offering:	35,685,220 shares (2)
Use of proceeds:	We will not receive any proceeds from the sale of shares in this offering by the selling stockholders.
Ticker symbol:	SVB (Toronto Stock Exchange); SVBL (OTCQB Venture Marketplace)
Risk factors:	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 9 of this prospectus before deciding whether or not to invest in shares of our common stock.

(1)	Excludes (a) 1,811,789 shares issuable upon the exercise of warrants issued to the selling stockholders on October 27, 2020 in the initial tranche of the private placement, (b) 159,500 shares issuable upon the exercise of warrants issued to the selling stockholders on November 9, 2020 in the second and final tranche of the private placement, (c) 1,534,375 shares of common stock issuable upon the exercise of outstanding options, which are not being offered by this prospectus.
(2)	Includes (a) 1,811,789 shares issuable upon the exercise of warrants issued to the selling stockholders on October 27, 2020 in the initial tranche of the private placement and (b) 159,500 shares issuable upon the exercise of warrants issued to the selling stockholders on November 9, 2020 in the second and final tranche of the private placement, and excludes 1,534,375 shares of common stock issuable upon the exercise of outstanding options, which are not being offered by this prospectus.
5

FORWARD-LOOKING STATEMENTS

This registration statement on Form S-1 includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the U.S. Private Securities Litigation Reform Act of 1995, and “forward-looking information” within the meaning of applicable Canadian securities legislation. We use words such as “anticipate,” “continue,” “likely,” “estimate,” “expect,” “may,” “will,” “projection,” “should,” “believe,” “potential,” “could,” or similar words suggesting future outcomes (including negative and grammatical variations) to identify forward-looking statements. These statements concern the following, among other things:

•	The sufficiency of our existing cash resources to enable us to continue our operations for the next 12 months as a going concern;
•	Future payments that may be made by South32 under the terms of the South32 Option Agreement;
•	Future exploration expenditures on the Beskauga Property, the potential exercise of the Beskauga Option and potential Bonus Payments under the Beskauga Option Agreement;
•	Prospects of entering the development or production stage with respect to any of our projects;
•	Our planned activities at the Sierra Mojada Project and the Beskauga Project in 2021 and beyond;
•	Whether any part of the Sierra Mojada Project or Beskauga Project will ever be confirmed or converted into Securities and Exchange Commission (“SEC”) Industry Guide 7-compliant “reserves”;
•	The requirement of additional power supplies for the Sierra Mojada Project if a mining operation is determined to be feasible;
•	Our ability to obtain and hold additional concessions in the Sierra Mojada Project and Beskauga Project areas;
•	The timing, duration and overall impact of the COVID-19 pandemic on the Company’s business;
•	Whether we will be required to obtain additional surface rights if a mining operation is determined to be feasible;
•	The possible impact on the Company’s operations of the blockade by a cooperative of miners on the Sierra Mojada Property;
•	The potential acquisition of additional mineral properties or property concessions;
•	Testing of the impact of the fine bubble flotation test work on the recovery of minerals and initial rough concentrate grade;
•	The impact of recent accounting pronouncements on our financial position, results of operations or cash flows and disclosures;
•	The impact of changes to current state or federal laws and regulations on estimated capital expenditures, the economics of a particular project and/or our activities;

6

•	Our ability to raise additional capital and/or pursue additional strategic options, and the potential impact on our business, financial condition and results of operations of doing so or not;
•	The impact of changing foreign currency exchange rates on our financial condition;
•	Whether using major financial institutions with high credit ratings mitigates credit risk;
•	The impact of changing economic conditions on interest rates;
•	Our expectations regarding future recovery of value-added taxes paid in Mexico; and
•	The merits of any claims in connection with, and the expected timing of any, ongoing legal proceedings.

These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, and our actual results could differ from those expressed or implied in these forward-looking statements as a result of the factors described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended October 31, 2020 including without limitation, risks associated with the following:

•	The continued funding by South32 of amounts required under the South32 Option Agreement;
•	The results of future exploration at the Beskauga Property, including a feasibility study in compliance with Canadian National Instrument 43-101, and our ability to raise the capital for exploration expenditures on the Beskauga Property to maintain the effectiveness of the Beskauga Option;
•	Our ability to obtain additional financial resources on acceptable terms to (i) conduct our exploration activities, (ii) fund the expenditures required as per the terms of the Beskauga Option Agreement and (iii) maintain our general and administrative expenditures at acceptable levels;
•	Our ability to acquire additional mineral properties or property concessions;
•	Results of future exploration at our Sierra Mojada Project and Beskauga Project;
•	Worldwide economic and political events affecting (i) the market prices for silver, zinc, lead, copper and other minerals that may be found on our exploration properties (ii) interest rates and (iii) foreign currency exchange rates;
•	Outbreaks of disease, including the COVID-19 pandemic, and related stay-at-home orders, quarantine policies and restrictions on travel, trade and business operations;
•	The amount and nature of future capital and exploration expenditures;
•	Volatility in our stock price;
•	Our inability to obtain required permits;
•	Competitive factors, including exploration-related competition;

7

•	Timing of receipt and maintenance of government approvals;
•	Unanticipated title issues;
•	Changes in tax laws;
•	Changes in regulatory frameworks or regulations affecting our activities;
•	Our ability to retain key management, consultants and experts necessary to successfully operate and grow our business; and
•	Political and economic instability in Mexico and other countries in which we conduct our business, and future potential actions of the governments in such countries with respect to nationalization of natural resources or other changes in mining or taxation policies.

These factors are not intended to represent a complete list of the general or specific factors that could affect us.

All forward-looking statements speak only as of the date made. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. You should not place undue reliance on these forward-looking statements.

8

RISK FACTORS

A purchase of our securities involves a high degree of risk. Our business, operating or financial condition could be harmed due to any of the following risks. Accordingly, investors should carefully consider these risks in making a decision as to whether to purchase, sell or hold our securities. In addition, investors should note that the risks described below are not the only risks facing us. Additional risks not presently known to us, or risks that do not seem significant today, may impair our business operations in the future.

Risks Related to Our Business

There is substantial doubt about whether we can continue as a going concern.

To date, we have earned no revenues and have incurred accumulated net losses of $132,019,148. In addition, we have limited financial resources. As of October 31, 2020, we had cash and cash equivalents of $1,862,000 and working capital of $1,828,000. Therefore, our continuation as a going concern is dependent upon our achieving a future financing or strategic transaction. However, there is no assurance that we will be successful pursuing a financing or strategic transaction. Accordingly, there is substantial doubt as to whether our existing cash resources and working capital are sufficient to enable us to continue our operations for the next 12 months as a going concern. Ultimately, in the event that we cannot obtain additional financial resources, or achieve profitable operations, we may have to liquidate our business interests and investors may lose their investment. The accompanying consolidated financial statements have been prepared assuming that our company will continue as a going concern. Continued operations are dependent on our ability to obtain additional financial resources or generate profitable operations. Such additional financial resources may not be available or may not be available on reasonable terms. Our consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty. Such adjustments could be material.

If South32 exercises its option to purchase 70% of the equity of Minera Metalin and Contratistas, we will no longer control the development of the Sierra Mojada Project.

On June 1, 2018, we entered into the South32 Option Agreement with South32, a wholly owned subsidiary of South32 Limited (ASX/JSE/LSE: S32), whereby South32 is able to obtain the South32 Option to purchase 70% of the equity of Minera Metalin and Contratistas, and oversee the mineral exploration of the Sierra Mojada Project. If South32 exercises the South32 Option, then we will no longer control the development of the Sierra Mojada Project. South32 would have the ability to control the timing and pace of future development, and its decisions may not be in the best interests of the Company and its stockholders.

If South32 were to exercise its option to purchase 70% of the equity of Minera Metalin and Contratistas, we will be required to contribute 30% of subsequent funding toward development of the Sierra Mojada Project, and we do not currently have sufficient funds to do so.

If South32 exercises its option to purchase 70% of the equity of Minera Metalin and Contratistas, under the terms of the South32 Option Agreement, we will retain a 30% ownership in Minera Metalin and Contratistas, and be obligated to contribute 30% of subsequent funding toward the development of the Sierra Mojada Project. If we fail to satisfy our funding commitment, our interest in Minera Metalin and Contratistas will be diluted. We do not currently have sufficient funds with which to satisfy this future funding commitment, and there is no certainty that we will be able to obtain sufficient future funds on acceptable terms or at all.

9

We may have difficulty meeting our current and future capital requirements.

Our management and our board of directors monitor our overall costs and expenses and, if necessary, adjust our programs and planned expenditures in an attempt to ensure that we have sufficient operating capital. We continue to evaluate our costs and planned expenditures for our ongoing exploration efforts at our Sierra Mojada Project. As of October 31, 2020, we had cash and cash equivalents of $1,862,000. Even with the South32 funds, the continued exploration and possible development of the Sierra Mojada Project will require significant amounts of additional capital. If we are unable to fund future operations by way of financings, including public or private offerings of equity or debt securities, we will need to reorganize or significantly reduce our operations, which may result in an adverse impact on our business, financial condition and exploration activities. We do not have a credit, off-take or other commercial financing arrangement in place that would finance continued evaluation or development of the Sierra Mojada Project, and we believe that securing credit for these projects may be difficult. Moreover, equity financing may not be available on attractive terms and, if available, will likely result in significant dilution to existing stockholders.

We are an exploration stage mining company with no history of operations.

We are an exploration stage enterprise engaged in mineral exploration in Mexico and Kazakhstan. We have a very limited operating history and are subject to all the risks inherent in a new business enterprise. As an exploration stage company, we may never enter the development and production stages. To date, we have had no revenues and have relied upon equity financing and South32 funding to fund our operations. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with an exploration stage business, and the competitive and regulatory environment in which we operate and will operate, such as under-capitalization, personnel limitations, and limited financing sources.

We have no commercially mineable ore body.

No commercially mineable ore body has been delineated on the Sierra Mojada Project or Beskauga Project, nor have our properties been shown to contain proven or probable mineral reserves. Investors should not assume that the projections contained in the technical reports on mineralization at the Sierra Mojada Project or Beskauga Project will ever be realized. We cannot assure you that any mineral deposits we identify on the Sierra Mojada Project or Beskauga Project will qualify as an ore body that can be legally and economically exploited or that any particular level of recovery of silver, zinc or other minerals from discovered mineralization will in fact be realized. Most exploration projects do not result in the discovery of commercially mineable ore deposits. Even if the presence of reserves is established at a project, the legal and economic viability of the project may not justify exploitation.

Mineral resource estimates may not be reliable.

There are numerous uncertainties inherent in estimating quantities of mineralized material such as silver, zinc, lead, and copper, including many factors beyond our control, and no assurance can be given that the recovery of mineralized material will be realized. In general, estimates of mineralized material are based upon a number of factors and assumptions made as of the date on which the estimates were determined, including:

•	geological and engineering estimates that have inherent uncertainties;
•	the assumed effects of regulation by governmental agencies;

10

•	the judgment of the engineers preparing the estimate;
•	estimates of future metals prices and operating costs;
•	the quality and quantity of available data;
•	the interpretation of that data; and
•	the accuracy of various mandated economic assumptions, all of which may vary considerably from actual results.

All estimates are, to some degree, uncertain. For these reasons, estimates of the recoverable mineral resources prepared by different engineers or by the same engineers at different times may vary substantially. As such, there is significant uncertainty in any mineralized material estimate, and actual deposits encountered and the economic viability of a deposit may differ materially from our estimates.

Our business plan is highly speculative, and its success largely depends on the successful exploration of our Sierra Mojada and Beskauga concessions.

Our business plan is focused on exploring the Sierra Mojada and Beskauga concessions to identify reserves and, if appropriate, to ultimately develop each property. Although we have reported mineralized material on our Sierra Mojada Project and the Beskauga Project, we have not established any reserves and remain in the exploration stage. We may never enter the development or production stage. Exploration of mineralization and determination of whether the mineralization might be extracted profitably is highly speculative, and it may take a number of years until production is possible, during which time the economic viability of the project may change. Substantial expenditures are required to establish reserves, extract metals from ore and construct mining and processing facilities.

Both the Sierra Mojada Project and Beskauga Project are subject to all of the risks inherent in mineral exploration and development. The economic feasibility of any mineral exploration and/or development project is based upon, among other things, estimates of the size and grade of mineral reserves, proximity to infrastructures and other resources (such as water and power), anticipated production rates, capital and operating costs, and metals prices. To advance from an exploration project to a development project, we will need to overcome various hurdles, including completing favorable feasibility studies, securing necessary permits, and raising significant additional capital to fund activities. There can be no assurance that we will be successful in overcoming these hurdles. Because of our focus on the Sierra Mojada Project and the Beskauga Project, the success of our operations and our profitability may be disproportionately exposed to the impact of adverse conditions unique to the Torreon, Mexico and Pavlodar, Kazakhstan regions, as the Sierra Mojada Project and Beskauga Project, respectively, due to their proximity to these locales.

Due to our history of operating losses, we are uncertain that we will be able to maintain sufficient cash to accomplish our business objectives.

During the fiscal years ended October 31, 2020 and October 31, 2019, we suffered net losses of $2,226,000 and $3,939,000 respectively. At October 31, 2020, we had stockholders’ equity of $9,086,000 and cash and cash equivalents of $1,862,000. Significant amounts of capital will be required to continue to explore and potentially develop the Sierra Mojada concessions. We are not engaged in any revenue producing activities, and we do not expect to be in the near future. Currently, our potential sources of funding consist of the sale of additional equity securities, entering into joint venture agreements or selling a portion of our interests in our assets. There is no assurance that any additional capital that we will require will be obtainable on terms acceptable to us, if at all. Failure to obtain such additional financing could result in delays or indefinite postponement of further exploration of our projects. Additional financing, if available, will likely result in substantial dilution to existing stockholders.

11

Our exploration activities require significant amounts of capital that may not be recovered.

Mineral exploration activities are subject to many risks, including the risk that no commercially productive or extractable resources will be encountered. There can be no assurance that our activities will ultimately lead to an economically feasible project or that we will recover all or any portion of our investment. Mineral exploration often involves unprofitable efforts, including drilling operations that ultimately do not further our exploration efforts. The cost of minerals exploration is often uncertain, and cost overruns are common. Our drilling and exploration operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond our control, including title problems, weather conditions, protests, compliance with governmental requirements, including permitting issues, and shortages or delays in the delivery of equipment and services.

Our financial condition could be adversely affected by changes in currency exchange rates, especially between the U.S. dollar and each of the Mexican peso (“$MXN”) and the Kazakh tenge (“$KZT”) and the U.S dollar and the Canadian dollar (“$CDN”) given our focus on the Sierra Mojada Project in Mexico and the Beskauga Project in Kazakhstan, and our corporate office in Vancouver, Canada.

Our financial condition is affected in part by currency exchange rates, as portions of our exploration costs in Mexico and Kazakhstan and general and administration costs in Canada are denominated in the local currency. A weakening U.S. dollar relative to the $MXN, $KZT and $CDN will have the effect of increasing exploration costs and general and administration costs while a strengthening U.S. dollar will have the effect of reducing exploration costs and general and administration costs. The exchange rates between the $CDN and the U.S. dollar and between the $MXN, $KZT and U.S. dollar have fluctuated widely in response to international political conditions, general economic conditions and other factors beyond our control.

Our success depends on developing and maintaining relationships with local communities and other stakeholders.

Our ongoing and future success depends on developing and maintaining productive relationships with the communities surrounding our operations and other stakeholders in our operating locations. We believe that our operations can provide valuable benefits to surrounding communities, in terms of direct employment, training and skills development. In addition, we seek to maintain our partnerships and relationships with local communities and stakeholders in a variety of ways, including in-kind contributions, sponsorships and donations. Notwithstanding our ongoing efforts, local communities and stakeholders can become dissatisfied with our activities or the level of benefits provided, which may result in legal or administrative proceedings, civil unrest, protests, direct action or campaigns against us, such as the recent blockade by Mineros Norteños that caused us to halt all work on the Sierra Mojada Property. Any such occurrences, including the blockade, could materially and adversely affect our financial condition, results of operations and cash flows.

12

Our operations may be disrupted, and our financial results may be adversely affected, by global outbreaks of contagious diseases, including the novel coronavirus (COVID-19) pandemic.

Global outbreaks of contagious diseases, including the December 2019 outbreak of a novel strain of coronavirus (COVID-19), have the potential to significantly and adversely impact our operations and business. On March 11, 2020, the World Health Organization recognized COVID-19 as a global pandemic. Pandemics or disease outbreaks such as the currently ongoing COVID-19 outbreak may have a variety of adverse effects on our business, including by depressing commodity prices and the market value of our securities and limiting the ability of our management to meet with potential financing sources. The spread of COVID-19 has had, and continues to have, a negative impact on the financial markets, which may impact our ability to obtain additional financing in the near term. A prolonged downturn in the financial markets could have an adverse effect on our business, results of operations and ability to raise capital.

Risks Related to the Mineral Exploration Industry

There are inherent risks in the mineral exploration industry.

We are subject to all of the risks inherent in the minerals exploration industry, including, without limitation, the following:

•	we are subject to competition from a large number of companies, many of which are significantly larger than we are, in the acquisition, exploration, and development of mining properties;
•	we might not be able raise enough money to pay the fees and taxes and perform the labor necessary to maintain our concessions in good status;
•	exploration for minerals is highly speculative, involves substantial risks and is frequently unproductive, even when conducted on properties known to contain significant quantities of mineralization, and our exploration projects may not result in the discovery of commercially mineable deposits of ore;
•	the probability of an individual prospect ever having reserves that meet the requirements for reporting under SEC Industry Guide 7 is remote, and any funds spent on exploration may be lost;
•	our operations are subject to a variety of existing laws and regulations relating to exploration and development, permitting procedures, safety precautions, property reclamation, employee health and safety, air quality standards, pollution and other environmental protection controls, and we may not be able to comply with these regulations and controls; and
•	a large number of factors beyond our control, including fluctuations in metal prices, inflation, and other economic conditions, will affect the economic feasibility of mining.

Metals prices are subject to extreme fluctuation.

Our activities are influenced by the prices of commodities, including silver, zinc, lead, copper and other metals. These prices fluctuate widely and are affected by numerous factors beyond our control, including interest rates, expectations for inflation, speculation, currency values (in particular, the strength of the U.S. dollar), global and regional demand, political and economic conditions and production costs in major metal-producing regions of the world.

13

Our ability to establish reserves through our exploration activities, our future profitability and our long-term viability depend, in large part, on the market prices of silver, zinc, lead, copper and other metals. The market prices for these metals are volatile and are affected by numerous factors beyond our control, including:

•	global or regional consumption patterns;
•	supply of, and demand for, silver, zinc, lead, copper and other metals;
•	speculative activities and producer hedging activities;
•	expectations for inflation;
•	political and economic conditions; and
•	supply of, and demand for, consumables required for production.

Future weakness in the global economy could increase volatility in metals prices or depress metals prices, which could in turn reduce the value of our properties, make it more difficult to raise additional capital, and make it uneconomical for us to continue our exploration activities.

There are inherent risks with foreign operations.

Our business activities are primarily conducted in Mexico and are expected to expand into Kazakhstan, and as such, our activities are exposed to various levels of foreign political, economic and other risks and uncertainties. These risks and uncertainties include, but are not limited to, terrorism, hostage taking, military repression, extreme fluctuations in currency exchange rates, high rates of inflation, labor unrest, war or civil unrest, expropriation and nationalization, renegotiation or nullification of existing concessions, licenses, permits, approvals and contracts, illegal mining, changes in taxation policies, restrictions on foreign exchange and repatriation, changing political conditions (including, potential instability if the United States withdraws from the United States-Mexico-Canada Agreement), currency controls and governmental regulations that favor or require the rewarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

Changes, if any, in mining or investment policies or shifts in political attitude in Mexico or Kazakhstan may adversely affect our exploration and possible future development activities. We may also be affected to varying degrees by government regulations with respect to, but not limited to, foreign investment, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety. Failure to comply strictly with applicable laws, regulations and local practices relating to mineral right applications and tenure could result in loss, reduction or expropriation of entitlements, or the imposition of additional local or foreign parties as joint venture partners with carried or other interests.

The occurrence of these various factors and uncertainties cannot be accurately predicted and could have an adverse effect on our operations. In addition, legislation in the United States, Canada, Kazakhstan or Mexico regulating foreign trade, investment and taxation could have a material adverse effect on our financial condition.

Our Sierra Mojada Project is located in Mexico and is subject to varying levels of political, economic, legal and other risks.

The Sierra Mojada Project is in Mexico. In the past, Mexico has been subject to political instability, changes and uncertainties that have resulted in changes to existing governmental regulations affecting mineral exploration and mining activities. Mexico’s status as a developing country may make it more difficult for us to obtain any required financing for the Sierra Mojada Project or other projects in Mexico in the future. Our Sierra Mojada Project is also subject to a variety of governmental regulations governing health and worker safety, employment standards, waste disposal, protection of historic and archaeological sites, mine development, protection of endangered and protected species and other matters. Mexican regulators have broad authority to shut down and/or levy fines against facilities that do not comply with regulations or standards.

14

Our exploration activities in Mexico may be adversely affected to varying degrees by changing government regulations relating to the mining industry or shifts in political conditions that increase the costs related to the Sierra Mojada Project. Changes, if any, in mining or investment policies or shifts in political attitude may adversely affect our financial condition. Expansion of our activities will be subject to the need to obtain sufficient access to adequate supplies of water and assure the availability of sufficient power and surface rights that could be affected by government policy and competing operations in the area.

We also have litigation risk with respect to our operations. See Part I, Item 3 – Legal Proceedings of our Annual Report on Form 10-K for the fiscal year ended October 31, 2020 for an explanation of material legal proceedings to which Silver Bull or its subsidiaries have been a party.

The occurrence of these various factors and uncertainties cannot be accurately predicted and could have an adverse effect on our financial condition. Future changes in applicable laws and regulations or changes in their enforcement or regulatory interpretation could negatively impact current or planned exploration activities with the Sierra Mojada Project or in respect to any other projects in which we become involved in Mexico. Any failure to comply with applicable laws and regulations, even if inadvertent, could result in the interruption of exploration operations or material fines, penalties or other liabilities.

Our Beskauga Project is located in Kazakhstan and is subject to varying levels of political, economic, legal and other risks.

The Beskauga Project is in Kazakhstan. As is typical of an emerging market, Kazakhstan’s business, legal and regulatory infrastructure has been subject to substantial political, economic and social change. Our business in Kazakhstan is subject to Kazakhstan-specific laws and regulations, including with respect to tax, anti-corruption, and foreign exchange controls. Such laws are often rapidly changing and are unpredictable. Our failure to manage the risks associated with doing business in Kazakhstan could have a material adverse effect upon our results of operations.

Title to our properties may be challenged or defective.

Our future operations, including our activities at the Sierra Mojada Project and other exploration activities, will require additional permits from various governmental authorities. Our operations are and will continue to be governed by laws and regulations governing prospecting, mineral exploration, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety, mining royalties and other matters. There can be no assurance that we will be able to acquire all required licenses, permits or property rights on reasonable terms or in a timely manner, or at all, that such terms will not be adversely changed, that required extensions will be granted, or that the issuance of such licenses, permits or property rights will not be challenged by third parties.

We attempt to confirm the validity of our rights of title to, or contract rights with respect to, each mineral property in which we have a material interest. However, we cannot guarantee that title to our properties will not be challenged. The Sierra Mojada Property may be subject to prior unregistered agreements, interests or native land claims, and title may be affected by undetected defects. There may be valid challenges to the title of any of the claims comprising the Sierra Mojada Property that, if successful, could impair possible development and/or operations with respect to such properties in the future. Challenges to permits or property rights (whether successful or unsuccessful), changes to the terms of permits or property rights, or a failure to comply with the terms of any permits or property rights that have been obtained could have a material adverse effect on our business by delaying or preventing or making continued operations economically unfeasible.

15

A title defect could result in Silver Bull losing all or a portion of its right, title, and interest to and in the properties to which the title defect relates. Title insurance generally is not available, and our ability to ensure that we have obtained secure title to individual mineral properties or mining concessions may be severely constrained. In addition, we may be unable to operate our properties as permitted or to enforce our rights with respect to our properties. We annually monitor the official mining records in Mexico City to determine if there are annotations indicating the existence of a legal challenge against the validity of any of our concessions. As of January 2021, and to the best of our knowledge, there are no such annotations, nor are we aware of any challenges from the government or from third parties, except for the Mineros Norteños matter described in Part I, Item 3 – Legal Proceedings of our Annual Report on Form 10-K for the fiscal year ended October 31, 2020.

In addition, in connection with the purchase of certain mining concessions, Silver Bull agreed to pay a net royalty interest on revenue from future mineral sales on certain concessions at the Sierra Mojada Project, including concessions on which a significant portion of our mineralized material is located. The aggregate amount payable under this royalty is capped at $6.875 million (the “Royalty”), an amount that will only be reached if there is significant future production from the concessions. As noted in Part I, Item 3 (Legal Proceedings) of our Annual Report on Form 10-K for fiscal year ended October 31, 2020, this Royalty is currently the subject of a dispute with a local cooperative. In addition, records from prior management indicate that additional royalty interests may have been created, although the continued applicability and scope of these interests are uncertain. The existence of these royalty interests may have a material effect on the economic feasibility of potential future development of the Sierra Mojada Project.

We are subject to complex environmental and other regulatory risks, which could expose us to significant liability and delay and potentially the suspension or termination of our exploration efforts.

Our mineral exploration activities are subject to federal, state and local environmental regulations in the jurisdictions where our mineral properties are located. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. No assurance can be given that environmental standards imposed by these governments will not be changed, thereby possibly materially adversely affecting our proposed activities. Compliance with these environmental requirements may also necessitate significant capital outlays or may materially affect our earning power.

Environmental legislation is evolving in a manner that will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for companies and their officers, directors and employees. As a result of recent changes in environmental laws in Mexico, for example, more legal actions supported or sponsored by non-governmental groups interested in halting projects may be filed against companies operating in all industrial sectors, including the mining sector. Mexican projects are also subject to the environmental agreements entered into by Mexico, the United States and Canada in connection with the United States-Mexico-Canada Agreement.

Future changes in environmental regulations in the jurisdictions where our projects are located may adversely affect our exploration activities, make them prohibitively expensive, or prohibit them altogether. Environmental hazards may exist on the properties in which we currently hold interests, such as the Sierra Mojada Project, or may hold interests in the future, that are unknown to us at present and that have been caused by us or previous owners or operators, or that may have occurred naturally. We may be liable for remediating any damage that we may have caused. The liability could include costs for removing or remediating the release and damage to natural resources, including ground water, as well as the payment of fines and penalties.

16

Our industry is highly competitive, attractive mineral properties and property concessions are scarce, and we may not be able to obtain quality properties or concessions.

We compete with other mining and exploration companies in the acquisition of mineral properties and property concessions. There is competition for a limited number of attractive mineral property acquisition opportunities, some of which is with other companies having substantially greater financial resources, staff and facilities than we do. As a result, we may have difficulty acquiring quality mineral properties or property concessions.

We may face a shortage of water.

Water is essential in all phases of the exploration and development of mineral properties. It is used in such processes as exploration, drilling, leaching, placer mining, dredging, testing, and hydraulic mining. Both the lack of available water and the cost of acquisition may make an otherwise viable project economically impossible to complete. In November 2013, Silver Bull was granted the right to exploit up to 3.5 million cubic meters of water per year from six different well sites by the water regulatory body in Mexico, La Comisión Nacional del Agua, but it has yet to be determined if the six well sites can produce this much water over a sustained period of time.

Our non-operating properties are subject to various hazards.

We are subject to risks and hazards, including environmental hazards, possible encounters with unusual or unexpected geological formations, cave-ins, flooding and earthquakes, and periodic interruptions due to inclement or hazardous weather conditions. These occurrences could result in damage to, or the destruction of, mineral properties or future production facilities, personal injury or death, environmental damage, delays in our exploration activities, asset write-downs, monetary losses and possible legal liability. We may not be insured against all losses or liabilities, either because such insurance is unavailable or because we have elected not to purchase such insurance due to high premium costs or other reasons. Although we maintain insurance in an amount that we consider to be adequate, liabilities might exceed policy limits, in which event we could incur significant costs that could adversely affect our activities. The realization of any significant liabilities in connection with our activities as described above could negatively affect our activities and the price of our common stock.

We need and rely upon key personnel.

Presently, we employ a limited number of full-time employees, utilize outside consultants, and in large part rely on the efforts of our officers and directors. Our success will depend, in part, upon the ability to attract and retain qualified employees. In particular, we have only three executive officers, Brian Edgar, Timothy Barry and Christopher Richards, and the loss of the services of any of these three would adversely affect our business.

17

Risks Relating to Our Common Stock

We will have virtually no shares available for issuance to raise capital to fund our general corporate overhead or cover the costs associated with maintaining our mineral interests unless the number of authorized shares of common stock is increased.

Currently, we have 37,500,000 authorized shares of common stock. As of March 5, 2021, we had 33,713,931 shares of common stock outstanding. After taking into account the 3,505,664 shares reserved for issuance upon the exercise of outstanding options and warrants, we have virtually no shares available for issuance. For all practical purposes, the 37,500,000 authorized shares of our common stock have been fully utilized, restricting our ability to issue any more shares. In December 2020, we solicited the approval of our shareholders to amend our articles of incorporation to increase the number of authorized shares of common stock to 300,000,000; however, we did not receive the requisite shareholder approval. If the number of authorized shares of common stock is not increased, we will have virtually no shares available for issuance to raise capital to fund our general corporate overhead or cover the costs associated with maintaining our interests in the Sierra Mojada Project in Mexico or our interests in the Beskauga Project in Kazakhstan. Further delays in securing, or the failure to secure, shareholder approval to amend our articles of incorporation to increase the number of authorized shares of common may prevent us from executing a capital raising transaction, which may have a material adverse effect on our business and financial condition.

Further equity financings may lead to the dilution of our common stock.

In order to finance future operations, we may raise funds through the issuance of common stock or the issuance of debt instruments or other securities convertible into common stock. We cannot predict the size of future issuances of common stock or the size and terms of future issuances of debt instruments or other securities convertible into common stock or the effect, if any, that future issuances and sales of our securities will have on the market price of our common stock. Any transaction involving the issuance of previously authorized but unissued shares, or securities convertible into common stock, would result in dilution, possibly substantial, to present and prospective security holders. Demand for equity securities in the mining industry has been weak; therefore, equity financing may not be available on attractive terms and, if available, will likely result in significant dilution to existing shareholders.

No dividends are anticipated.

At the present time, we do not anticipate paying dividends, cash or otherwise, on our common stock in the foreseeable future. Future dividends will depend on our earnings, if any, our financial requirements and other factors. There can be no assurance that we will pay dividends.

Our stock price can be very volatile.

Our common stock is listed on the TSX and trades on the OTCQB. The trading price of our common stock has been, and could continue to be, subject to wide fluctuations in response to announcements of our business developments, results and progress of our exploration activities at the Sierra Mojada Project, progress reports on our exploration activities, and other events or factors. In addition, stock markets have experienced significant price volatility in recent months and years. This volatility has had a substantial effect on the share prices of companies, at times for reasons unrelated to their operating performance. These fluctuations could be in response to:

•	volatility in metal prices;

18

•	political developments in the foreign countries in which our properties are located; and
•	news reports relating to trends in our industry or general economic conditions.

These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance.

We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will achieve or remain at levels at or near its offering price, or as to what effect the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

USE OF PROCEEDS

The proceeds from the sale or issuance of the shares of common stock that may be offered pursuant to this prospectus will be received directly by the selling stockholders, and we will not receive any proceeds from the sale of these shares.

MARKET FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

On September 18, 2020, the Company completed a one-for-eight reverse stock split of the shares of Silver Bull common stock. All share and per share information in this prospectus has been adjusted to reflect the impact of the reverse stock split.

Market Information

From May 2, 2011 to June 28, 2015, our common stock traded on the NYSE American or its predecessor stock exchange under the symbol “SVBL.” On June 5, 2015, we announced our decision to voluntarily delist our shares of common stock from the NYSE American due to costs associated with the continued listing and NYSE American exchange rules regarding maintenance of a minimum share price. On June 29, 2015, our shares began trading on the OTCQB marketplace operated by OTC Markets Group. Since August 26, 2010, our common stock has been trading on the TSX under the symbol “SVB.”

The following table sets forth the high and low sales prices of our common stock for each quarter during the fiscal years ending October 31, 2020 and October 31, 2019 and the subsequent interim period, as reported by the OTCQB and the TSX. The sales prices on the OTCQB reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	OTCQB (SVBL)		Toronto Stock Exchange (SVB)
	High	Low	High	Low
	($)		(Cdn$)
2021:
Second Quarter ending April 30, 2021 (through March 9, 2021)	$0.90	$0.56	$1.24	$0.73
First Quarter ended January 31, 2021	0.81	0.46	1.02	0.61
2020:
Fourth Quarter ended October 31, 2020	$1.04	$0.46	$1.36	$0.65
Third Quarter ended July 31, 2020	1.04	0.38	1.44	0.56
Second Quarter ended April 30, 2020	0.56	0.18	0.80	0.24
First Quarter ended January 31, 2020	0.62	0.43	0.80	0.56
2019:
Fourth Quarter ended October 31, 2019	$0.96	$0.49	$1.28	$0.64
Third Quarter ended July 31, 2019	0.97	0.56	1.28	0.72
Second Quarter ended April 30, 2019	1.05	0.61	1.28	0.72
First Quarter ended January 31, 2019	1.10	0.68	1.52	0.96

The closing price of our common stock on March 9, 2021, was $0.77 per share, as reported on the OTCQB, and Cdn$0.97 per share, as reported on the TSX.

19

Holders

As of March 5, 2021, there were approximately 296 holders of record of our common stock. This does not include persons who hold our common stock in brokerage accounts or otherwise in “street name.”

Dividends

We did not declare or pay cash or other dividends on our common stock during the last two fiscal years. We have no plans to pay any dividends in the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management

The number of shares of Silver Bull common stock outstanding as of March 5, 2021 was 33,713,931. The following table sets forth as of March 5, 2021 the number of shares of Silver Bull common stock beneficially owned by each of the Company’s directors and named executive officers and the number of shares beneficially owned by all of the directors and named executive officers as a group:

Name and Address of Beneficial Owner (1)	Position	Amount and Nature of Beneficial Ownership (2)		Percent of Common Stock
Brian D. Edgar	Chairman and Director	1,499,266	(4)	4.38%
Timothy T. Barry	President, Chief Executive Officer and Director	586,247	(5)	1.72%
Sean C. Fallis	Former Chief Financial Officer (3)	439,312	(6)	1.29%
Daniel J. Kunz	Director	341,864	(7)	1.01%
John A. McClintock	Director	122,739	(8)	*
Christopher Richards	Chief Financial Officer	24,000	(9)	*
All directors and executive officers as a group (6 persons)		3,013,428		8.55%

_________________________

*	The percentage of Silver Bull common stock beneficially owned is less than one percent (1%).
(1)	The address of these persons is c/o Silver Bull Resources, Inc., 777 Dunsmuir Street, Suite 1610, Vancouver, British Columbia V7Y 1K4.
(2)	Unless otherwise indicated, each person listed has the sole power to vote and dispose of the shares listed. Pursuant to Rule 13d-3 under the Exchange Act, beneficial ownership includes shares as to which the individual or entity has or shares voting power or investment power, and any shares that the individual or entity has the right to acquire within 60 days of March 5, 2021, including through the exercise of any option, warrant, or right. For each individual or entity that holds options, warrants or rights to acquire shares, the shares of Silver Bull common stock underlying those securities are treated as owned by that holder and as outstanding shares when that holder’s percentage ownership of Silver Bull common stock is calculated. That Silver Bull common stock is not treated as outstanding when the percentage ownership of any other holder is calculated

20

(3)	Mr. Fallis resigned from his position as the Company’s Chief Financial Officer effective as of September 25, 2020.
(4)	Consists of (i) 768,164 shares of Silver Bull common stock held directly, (ii) 375,000 stock options, which are vested or will vest within 60 days, (iii) warrants to purchase 106,500 shares of Silver Bull common stock that are exercisable or will be exercisable within 60 days, and (iv) 249,602 shares of Silver Bull common stock owned by Tortuga Investments Corp., a company wholly owned by Mr. Edgar. Excludes (a) 425,000 shares of Silver Bull common stock and (b) warrants to purchase 212,500 shares of Silver Bull common stock, in each case that are owned by 0893306 B.C. Ltd., a company wholly owned by Mr. Edgar’s spouse, and of which Mr. Edgar disclaims beneficial ownership.
(5)	Consists of (i) 192,497 shares of Silver Bull common stock held directly and (ii) 393,750 stock options, which are vested or will vest within 60 days. Excludes (a) 319,000 shares of Silver Bull common stock and (b) warrants to purchase 159,500 shares of Silver Bull common stock, in each case that are owned by Mr. Barry’s spouse, and of which Mr. Barry disclaims beneficial ownership.
(6)	Consists of (i) 64,312 shares of Silver Bull common stock held directly and (ii) 375,000 stock options, which are vested or will vest within 60 days.
(7)	Consists of (i) 174,364 shares of Silver Bull common stock held directly, (ii) 87,500 stock options, which are vested or will vest within 60 days, and (iii) warrants to purchase 80,000 shares of Silver Bull common stock that are exercisable or will be exercisable within 60 days.
(8)	Consists of (i) 27,239 shares of Silver Bull common stock held directly, (ii) 87,500 stock options, which are vested or will vest within 60 days, and (iii) warrants to purchase 8,000 shares of Silver Bull common stock that are exercisable or will be exercisable within 60 days.
(9)	Consists of (i) 16,000 shares of Silver Bull common stock held directly and (ii) warrants to purchase 8,000 shares of Silver Bull common stock that are exercisable or will be exercisable within 60 days.

Security Ownership of Certain Beneficial Owners

The following table sets forth the beneficial ownership of Silver Bull common stock as of March 5, 2021 by each person (other than the directors and executive officers of the Company) who owned of record, or was known to own beneficially, more than 5% of the outstanding voting shares of Silver Bull common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Sprott Inc. (1) 200 Bay Street, Suite 2600 Toronto, Ontario M5J 2J1	1,728,384	5.13%

_________________________

(1)	This information is based on a Schedule 13G filed on February 16, 2021 by Sprott Inc.

SELLING STOCKHOLDERS

Up to 5,913,869 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the account of the selling stockholders and all of which were issued to the selling stockholders in the first and second (and final) tranches of a private placement that closed on October 27, 2020 and November 9, 2020, respectively. These shares consist of the following:

•	3,623,580 shares issued to the selling stockholders in the initial tranche of the private placement on October 27, 2020;
•	1,811,789 shares issuable upon exercise of the warrants (at an exercise price of $0.59) issued to the selling stockholders in the initial tranche of the private placement on October 27, 2020;

21

•	319,000 issued to a selling stockholder in the second and final tranche of the private placement on November 9, 2020; and
•	159,500 shares issuable upon exercise of the warrants (at an exercise price of $0.59) issued to a selling stockholder in the second and final tranche of the private placement on November 9, 2020.

Each of the transactions by which the selling stockholders acquired their securities from us was exempt under the registration provisions of the Securities Act.

The 5,913,869 shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus. Unless otherwise indicated in the footnotes to the table below, (i) subject to community property laws where applicable, the selling stockholders, to our knowledge, have sole voting and investment power with respect to the shares beneficially owned by them; (ii) none of the selling stockholders are broker-dealers, or are affiliates of a broker-dealer; and (iii) the selling stockholders have not had a material relationship with us within the past three years.

Beneficial ownership is determined in accordance with the rules of the SEC. The selling stockholders’ percentage of ownership of our outstanding shares in the table below is based upon 33,713,931 shares of common stock outstanding as of March 5, 2021 and excludes (a) 1,971,289 shares issuable upon the exercise of the warrants registered for resale in this registration statement on Form S-1 and (b) 1,534,375 shares of common stock issuable upon the exercise of outstanding options, which are not being offered by this prospectus.

	Ownership Before Offering				Ownership After Offering (1)
Selling Stockholder	Shares of common stock and shares issuable upon exercise of options and warrants beneficially owned	Shares of common stock and shares issuable upon exercise of warrants registered for resale	Shares of common stock registered for resale	Shares issuable upon exercise of warrants registered for resale	Shares of common stock and shares issuable upon exercise of options and warrants beneficially owned	Percentage of common stock beneficially owned
National Bank Financial Inc. ITF 90711151 Quebec Inc.	31,917	31,917	21,278	10,639	—	—
National Bank Financial Inc. ITF Mark Gibson	47,871	47,871	31,914	15,957	—	—
Haywood Securities Inc. FOA WAT Capital Corporation	187,500	187,500	125,000	62,500	—	—
Haywood Securities Inc. FOA Jordan Trimble	75,000	75,000	50,000	25,000	—	—
BMO Nesbitt Burns, Account# 402-20034-22 (Peter Markouzis)	375,000	375,000	250,000	125,000	—	—

22

	Ownership Before Offering				Ownership After Offering (1)
Selling Stockholder	Shares of common stock and shares issuable upon exercise of options and warrants beneficially owned	Shares of common stock and shares issuable upon exercise of warrants registered for resale	Shares of common stock registered for resale	Shares issuable upon exercise of warrants registered for resale	Shares of common stock and shares issuable upon exercise of options and warrants beneficially owned	Percentage of common stock beneficially owned
Tortuga Investments Corp. (2)	356,102	319,500	213,000	106,500	36,602	*
0893306 BC LTD.	637,500	637,500	425,000	212,500	—	—
Daniel J. Kunz	355,625	240,000	160,000	80,000	101,864	*
John A. McClintock	136,500	24,000	16,000	8,000	98,739	*
Christopher Richards	24,000	24,000	16,000	8,000	—	—
David Xuan	15,000	15,000	10,000	5,000	—	—
William Matlack	300,005	300,000	200,000	100,000	5	*
David Tilford Underwood	102,000	64,500	43,000	21,500	37,500	*
Canaccord Genuity Corp. ITF Tracey Lynne Rand	240,000	240,000	160,000	80,000	—	—
Kristyn Payne	52,500	52,500	35,000	17,500	—	—
Kristyn Payne and R. Scott Heffernan JT TEN/WROS	37,500	37,500	25,000	12,500	—	—
Matthew Mason	300,000	300,000	200,000	100,000	—	—
Tim Young	300,000	300,000	200,000	100,000	—	—
Mackie Research Capital Corp. ITF Jeff Crane	159,000	159,000	106,000	53,000	—	—
Michael Richards	9,900	9,900	6,600	3,300	—	—
Keith A. Kostuch Revocable Trust UA 05/28/10; Keith A. Kostuch and Erna B. Kostuch, TR	15,000	15,000	10,000	5,000	—	—
Barry A. Sorkin Trust UAD 8/3/98 Barry A. Sorkin, TTEE	26,250	18,750	12,500	6,250	7,500	*
Timothy Farrell	25,500	25,500	17,000	8,500	—	—
Dennis Goebel and Lori Goebel JT TEN/WROS	105,770	90,000	60,000	30,000	15,770	*
RBC Capital Markets LLC CUST FBO Renald E. Gregoire Roth IRA	37,500	37,500	25,000	12,500	—	—
RBC Capital Markets LLC CUST FBO David L. Jenson IRA	45,000	45,000	30,000	15,000	—	—
RBC Capital Markets LLC CUST FBO Bruce Plaut Roth IRA	25,260	25,260	16,840	8,420	—	—
Richard Ruden and Wendy S. Ruden JT TEN/WROS	45,000	45,000	30,000	15,000	—	—
Saif Ahmad Suddiqui	15,000	15,000	10,000	5,000	—	—
Buddy Stanley and Judith L. Stanley JT TEN/WROS	60,000	60,000	40,000	20,000	—	—
Taylor Family Trust UAD 11/27/01 Richard and Karen Taylor, TTEES	275,000	75,000	50,000	25,000	200,000	*

23

	Ownership Before Offering				Ownership After Offering (1)
Selling Stockholder	Shares of common stock and shares issuable upon exercise of options and warrants beneficially owned	Shares of common stock and shares issuable upon exercise of warrants registered for resale	Shares of common stock registered for resale	Shares issuable upon exercise of warrants registered for resale	Shares of common stock and shares issuable upon exercise of options and warrants beneficially owned	Percentage of common stock beneficially owned
Taylor 2011 Irrevocable Trust UA 11/21/11 Richard K. Taylor and Karen C. Taylor, TR	275,000	75,000	50,000	25,000	200,000	*
David G. Ramaley and Laurie McQuaig JT TEN/WROS	37,500	37,500	25,000	12,500	—	—
Caelin Investments LP, Attn: Lee R. Howard	90,000	90,000	60,000	30,000	—	—
David Durham Survivors Trust UA 10/04/14 David Durham, TR	90,000	90,000	60,000	30,000	—	—
Bruce F. Israel Revocable Trust UA 03/01/00 Bruce F. Israel, TR	75,000	75,000	50,000	25,000	—	—
Paul N. Chipuris Trust UA 1/21/2013 Paul N. Chiapuris, TR	75,000	75,000	50,000	25,000	—	—
Patrick T. Rockford and Mary M. Rockford JT TEN/WROS	75,000	75,000	50,000	25,000	—	—
Scott Hettelsater	75,000	75,000	50,000	25,000	—	—
Brad T. Bryant	37,500	37,500	25,000	12,500	—	—
J&S Silver Family Trust UA 10/30/06 James D. Silver and Susan B. Silver, TR	37,500	37,500	25,000	12,500	—	—
Jody Callaway and Lynn Callaway JT TEN/WROS	45,000	45,000	30,000	15,000	—	—
Terence O. and Jean M. Wright JT TEN/WROS	52,500	52,500	35,000	17,500	—	—
Cardiovascular Assoc of Teaneck Def Ben Plan Trust UA 01/01/2010 Stephen J. Angeli, TR	75,000	75,000	50,000	25,000	—	—
Eric J. Angelie Revocable Living Trust UA 11/7/2016 Eric J. Angeli, TR	45,000	45,000	30,000	15,000	—	—
Justin L. Tolman	33,000	33,000	22,000	11,000	—	—
Richard S. and Julie M. Klein JT TEN/WROS	75,000	75,000	50,000	25,000	—	—
Dennis E. Harper	154,021	154,021	102,681	51,340	—	—
Timothy A. Thane	210,000	210,000	140,000	70,000	—	—
P. Patrick Beathard	109,150	109,150	72,767	36,383	—	—
Handoko S. Herho	31,500	31,500	21,000	10,500	—	—
Erik M. and Mary B. Probstfield JT TEN/WROS	45,000	45,000	30,000	15,000	—	—
Canaccord Genuity Trust ITF Candice Barry	478,500	478,500	319,000	159,500	—	—
Total	6,639,371	5,913,869	3,942,580	1,971,289	697,980	2.07%

*	represents less than 1%.

24

(1)	Represents the number of shares of our common stock that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares of our common stock registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock beneficially owned by the selling stockholders are acquired or are sold prior to completion of this offering by the selling stockholders.
(2)	Brian D. Edgar, the Chairman of the Company’s board of directors, is the sole shareholder of this selling stockholder. Accordingly, Mr. Edgar has complete voting and investment power over securities of the Company held by this selling stockholder. In addition to the shares of common stock and warrants issued to this selling stockholder in the private placement, this selling stockholder owns, directly or indirectly, or exercises control or direction over 36,602 shares of common stock of the Company. For additional information on the ownership of Mr. Edgar, please see the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 37,500,000 shares of common stock, par value $0.01 per share. As of March 5, 2021, there were 33,713,931 shares of common stock outstanding.

Dividend Rights

Holders of Silver Bull common stock will be entitled to receive dividends when, as and if declared by the Company’s board of directors, and out of funds legally available for their payment. At the present time, the Company does not anticipate paying dividends, cash or otherwise, on Silver Bull common stock in the foreseeable future. Future dividends will depend on the Company’s earnings, if any, the Company’s financial requirements and other factors.

Redemption Rights

Silver Bull common stock is not redeemable or convertible.

Voting Rights

Each holder of Silver Bull common stock is entitled to one vote per share, and all voting rights are vested in the holders of shares of Silver Bull common stock. Holders of shares of common stock will have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors will be able to elect 100% of the directors, and the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

Election of Directors

The Company’s directors are elected by a majority vote in a meeting at which a quorum is present. A director candidate that receives a majority of the votes in favor of such candidate will be elected to serve on the Company’s board of directors.

25

In February 2016, the Company’s board of directors adopted a majority voting policy stipulating that stockholders shall be entitled to vote in favor of, or withhold from voting for, each individual director nominee at a stockholders’ meeting. If the number of shares “withheld” for any nominee exceeds the number of shares voted “for” such nominee, then, notwithstanding that such director was duly elected as a matter of corporate law, he or she shall tender his or her written resignation to the chair of the board. The Corporate Governance and Nominating Committee will consider such offer of resignation and will make a recommendation to the board of directors concerning the acceptance or rejection of the resignation after considering, among other things, the stated reasons, if any, why certain stockholders “withheld” votes for the director, the qualifications of the director and whether the director’s resignation from the board would be in the best interests of the Company. The board of directors must take formal action on the Corporate Governance and Nominating Committee’s recommendation within 90 days and announce its decision by a press release. According to the majority voting policy, the affected director cannot participate in the deliberations of the Corporate Governance and Nominating Committee or the board of directors regarding his or her resignation. The majority voting policy applies only in circumstances involving an uncontested election of directors, meaning an election in which the number of nominees is equal to the number of directors to be elected.

Liquidation Rights

In the event of the Company’s voluntary or involuntary liquidation, dissolution or winding up, the holders of Silver Bull common stock will be entitled to share equally in any of Silver Bull’s assets available for distribution after the payment in full of all debts and distributions.

No Preemptive or Similar Rights

Under Nevada law, a stockholder of a corporation does not have a preemptive right to acquire the corporation’s unissued shares unless there is a provision to the contrary in the articles of incorporation. The Company’s Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), do not provide the Company’s stockholders with any preemptive or similar rights.

Other Provisions

You should read the prospectus supplement relating to any offering of common stock, or of securities convertible, exchangeable or exercisable for common stock, for the terms of the offering, including the number of shares of common stock offered, any initial offering price and market prices relating to the common stock.

This section is a summary and may not describe every aspect of Silver Bull common stock that may be important to you. We urge you to read applicable Nevada law, the Articles of Incorporation, and the Company’s bylaws (the “Bylaws”) because they, and not this description, define your rights as a holder of Silver Bull common stock. See “Where You Can Find Additional Information” on page 31 for information on how to obtain copies of these documents.

Warrants

As of March 5, 2021, the Company had issued and outstanding warrants to purchase 1,971,289 shares of common stock as follows:

•	Warrants to purchase 1,811,789 shares at $0.59 per share, exercisable on October 27, 2020 and expiring on October 27, 2025; and
•	Warrants to purchase 159,500 shares at $0.59 per share, exercisable on November 9, 2020 and expiring on November 9, 2025.

26

The number of shares of Silver Bull common stock to be received upon the exercise of each warrant may be adjusted from time to time upon the occurrence of certain events, including but not limited to (i) a declaration of a dividend or other distribution in respect of Silver Bull common stock; (ii) a subdivision, redivision or change to the outstanding shares of Silver Bull common stock into a greater number of shares of Silver Bull common stock; (iii) a reduction, combination or consolidation of Silver Bull common stock into a lesser number of shares of Silver Bull common stock; (iv) a rights offering to subscribe for or purchase Silver Bull common stock or securities convertible into or exchangeable for Silver Bull common stock; and (v) a reorganization, reclassification, consolidation, amalgamation, arrangement or merger of the Company with or into any other corporation or entity, or a sale, lease, exchange or transfer of substantially all of the undertaking of assets of the Company, or similar event.

Anti-Takeover Provisions in the Company’s Articles of Incorporation and Bylaws

The Articles of Incorporation and Bylaws contain provisions that the Company describes in the following paragraphs, which may delay, defer, discourage, or prevent a change in control of the Company, the removal of the Company’s existing management or directors, or an offer by a potential acquirer to the Company’s stockholders, including an offer by a potential acquirer at a price higher than the market price for the stockholders’ shares.

Among other things, the Articles of Incorporation and Bylaws:

•	provide that vacancies on the board of directors may be filled by the vote of a two-thirds (2/3) majority of the directors then in office or in the case of a vacancy by resignation or death, by the majority of directors then in office;
•	establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of the Company’s stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to the Company’s corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the Company’s principal executive offices not less than 120 days prior to the first anniversary of the prior year’s annual meeting (or, in the case of a special meeting, a reasonable time before the Company begins to print and send its proxy materials). The Bylaws specify the information that must be included in a stockholder’s notice. These requirements may prevent stockholders from bringing matters before the stockholders at an annual or special meeting;
•	provide that stockholders may not act by written consent in lieu of a meeting;
•	provide that stockholders are not permitted to call special meetings of stockholders. Only the board of directors, by a two-thirds (2/3) majority vote, and the Company’s president are permitted to call a special meeting of stockholders; and
•	provide that the Company’s board of directors, by a two-thirds (2/3) majority vote, may amend or repeal the Bylaws without further stockholder approval unless otherwise required by law, and provide that a stockholder amendment to the Bylaws requires a favorable vote of sixty-six and two-thirds percent (66 2/3%) of the Company’s outstanding voting shares then entitled to vote at an election of directors.

27

Transfer Agent

The transfer agent and registrar for Silver Bull common stock is Equiniti Trust Company, located at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120-4100.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There have been no changes in or disagreements with our accountants since our formation that are required to be disclosed pursuant to Item 304 of Regulation S-K, except those that have been previously reported in our filings with the SEC.

PLAN OF DISTRIBUTION

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 5,913,869 shares of common stock, par value $0.01 per share, consisting of (i) 3,623,580 shares issued to the selling stockholders on October 27, 2020 in the initial tranche of the private placement, (ii) 1,811,789 shares issuable upon exercise of the warrants issued to the selling stockholders on October 27, 2020 in the initial tranche of the private placement, (iii) 319,000 shares issued to a selling stockholder on November 9, 2020 in the second and final tranche of the private placement, and (iv) 159,500 shares issuable upon exercise of the warrants issued to a selling stockholder on November 9, 2020 in the second and final tranche of the private placement. Each of the warrants issued is exercisable until the fifth anniversary of the closing date of the respective tranche of the private placement at an exercise price of $0.59.

Any selling stockholder may, from time to time, sell any or all of its shares of common stock on the OTCQB or any stock exchange, market or trading facility on which the shares of common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. Such selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

28

Any selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction, a markup or markdown, in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, any selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. Any selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Any selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. As such, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them will be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and/or markups which, in the aggregate, would exceed eight percent (8%).

If any selling stockholder is deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholder.

We have agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Expenses and Indemnification

We will not receive any of the proceeds from the sale of the shares of common stock sold by the selling stockholders and will bear all expenses related to the registration of this offering but will not pay for any commissions, fees or discounts, if any. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

29

Supplements

In the event of a material change in the plan of distribution disclosed in this prospectus, the selling stockholders will not be able to effect transactions in the shares pursuant to this prospectus until such time as a post-effective amendment to the registration statement of which the prospectus forms a part is filed with, and declared effective by, the SEC.

Regulation M

We have informed the selling stockholders that Regulation M, promulgated under the Exchange Act, may be applicable to them with respect to any purchase or sale of the common stock. In general, Rule 102 of Regulation M prohibits any person connected with a distribution of the common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the shares or any right to purchase the shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the selling stockholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing the common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market.

We have also advised each selling stockholder that it should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by such selling stockholder, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, such selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of the common stock while such selling stockholder is distributing shares covered by this prospectus. Regulation M may prohibit such selling stockholder from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under a Standby Equity Distribution Agreement. We have advised each selling stockholder that it should consult with its own legal counsel to ensure compliance with Regulation M.

LEGAL MATTERS

Davis Graham & Stubbs LLP will pass upon the validity of the shares of common stock offered by the selling stockholders under this prospectus.

EXPERTS

The consolidated financial statements of Silver Bull for the fiscal years ended October 31, 2020 and 2019 have been so incorporated by reference in reliance on the reports of Smythe LLP, an independent registered public accounting firm, given on the authority of Smythe LLP as an expert in auditing and accounting.

The estimates of our mineralized material with respect to the Sierra Mojada Project have been included or incorporated by reference in reliance upon the technical report prepared by Archer, Cathro & Associates (1981) Limited and the Company’s Chief Executive Officer, Timothy Barry.

The estimates of our mineralized material with respect to the Beskauga Project have been included or incorporated by reference in reliance upon the technical report prepared by CSA Global Consultants Canada Ltd.

30

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents are incorporated by reference into this registration statement on Form S-1, together with all exhibits filed therewith or incorporated therein by reference to the extent not otherwise amended or superseded by the contents of this registration statement:

•	Our annual report on Form 10-K for the fiscal year ended October 31, 2020, as filed with the SEC on January 28, 2021, as amended by Amendment No. 1 to our annual report on Form 10-K, as filed with the SEC on March 4, 2021;
•	Our current reports on Form 8-K and Form 8-K/A as filed with the SEC on November 2, 2020, November 5, 2020 and December 23, 2020; and
•	All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus. Copies of these reports or documents will be provided upon written or oral request, and at no cost to the requester, by writing, if the request is sent by regular mail, to Silver Bull Resources, Inc., 777 Dunsmuir Street, Suite 1610, P.O. Box 10427, Vancouver, British Columbia, V7Y 1K4, Canada, Attention: Corporate Secretary and, if the request is sent other than by regular mail, to Silver Bull Resources, Inc., 777 Dunsmuir Street, Suite 1610, Vancouver, British Columbia, V7Y 1K4, Canada, Attention: Corporate Secretary. Telephone requests may be directed to the office of the Corporate Secretary of the Company at (604) 687-5800. Copies of these reports or documents are also available through the “Investors” section of our website at www.silverbullresources.com. For other ways to obtain a copy of these reports or documents, please refer to “Where You Can Find Additional Information” below.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Exchange Act and, in accordance therewith, file reports and other information with the SEC. The SEC maintains a website (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically. Our SEC filings are also available through the “Investors” section of our website at www.silverbullresources.com.

We have filed with the SEC a registration statement on Form S-1 of which this prospectus constitutes a part, under the Securities Act. For further information pertaining to us, reference is made to the registration statement. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. Copies of the registration statement are on file at the offices of the SEC and may be inspected without charge at the offices of the SEC, the address of which is set forth above, and copies may be obtained from the SEC at prescribed rates. The registration statement has been filed electronically through the SEC’s Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the SEC’s website (www.sec.gov).

31

5,913,869 Shares

SILVER BULL RESOURCES, INC.

Common Stock

PROSPECTUS

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following expenses incurred in connection with the sale of the securities being registered will be borne by Silver Bull Resources, Inc. (the “Company,” “we,” or “us”). Other than the SEC registration fee, the amounts stated are estimates.

SEC Registration Fee	$335.51
Legal Fees and Expenses	$20,000.00
Accounting Fees and Expenses	$2,000.00
Miscellaneous Fees and Expenses	$500.00
Total	$22,835.51

Item 14. Indemnification of Directors and Officers.

Our bylaws (the “Bylaws”) provide for indemnification of directors and officers to the fullest extent permitted by Nevada law. Nevada law provides that a Nevada corporation may indemnify, and our Bylaws provide that the corporation shall indemnify, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding, if the person (a) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes or (b) acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation.

Section 78.138 of the Nevada Revised Statutes and the Bylaws provide that a director of the Company shall not be personally liable to the Company or its stockholders or creditors for damages resulting from any action or failure to act in his or her capacity as a director or officer if his or her act or omission did not constitute a breach of his or her fiduciary duties and did not involve intentional misconduct, fraud or a knowing violation of law. Nevada law provides that, to the extent a director, officer, employee or agent has been successful on the merits or otherwise in the defense of an action, suit or proceeding, the Company shall indemnify such person against expenses incurred in connection with the defense. Our Bylaws provide that any repeal or amendment of a person’s rights to indemnification shall be prospective only, and a director shall not be liable to the Company or its stockholders or creditors to such further extent as permitted by any law enacted after adoption of the Bylaws, including, without limitation, any subsequent amendment to Nevada corporate law.

The above discussion of our Bylaws and Section 78.138 of the Nevada Revised Statutes is not intended to be exhaustive and is qualified in its entirety by such Bylaws and statute.

The Company maintains insurance coverage for the purpose of providing indemnification benefits in certain circumstances.

II-1

Disclosure of Securities and Exchange Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

2020 Private Placement

On October 27, 2020 and November 9, 2020, the Company completed two tranches of a private placement of up to 5,913,869 shares of common stock, par value $0.01 per share, consisting of (i) 3,623,580 shares issued to the selling stockholders on October 27, 2020 in the initial tranche of the private placement, (ii) 1,811,789 shares issuable upon exercise of the warrants issued to the selling stockholders on October 27, 2020 in the initial tranche of the private placement, (iii) 319,000 shares issued to a selling stockholder on November 9, 2020 in the second and final tranche of the private placement, and (iv) 159,500 shares issuable upon exercise of the warrants issued to a selling stockholder on November 9, 2020 in the second and final tranche of the private placement. Each of the warrants issued is exercisable until the fifth anniversary of the closing date of the respective tranche of the private placement at an exercise price of $0.59.

The Company relied on the exemption from registration under Section 4(a)(2) of the Securities Act, or Rule 506 of Regulation D, or Regulation S, for purposes of the private placements.

Item 16. Exhibits and Financial Statement Schedules.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Date Filed	Exhibit	Filed Herewith
3.1	Restated Articles of Incorporation	10-K	1/14/2011	3.1.1
3.1.1	Certificate of Amendment to Articles of Incorporation	8-K	4/26/2011	3.1
3.1.2	Certificate of Change to Restated Articles of Incorporation, as Amended	8-K	9/18/2020	3.1
3.2	Bylaws	10-K	1/14/2011	3.1.2
4.1	Form of Warrant Certificate	8-K	11/2/2020	10.2
5.1†	Opinion of Davis Graham & Stubbs LLP	S-1	12/9/2020	5.1
10.1	Option Agreement, by and among the Company, Minera Metalin S.A. de C.V., Contratistas de Sierra Mojada S.A. de C.V., and South32 International Investment Holdings Pty Ltd, dated as of June 1, 2018	8-K	6/7/2018	10.1
10.1.1	Amending Agreement No. 1, dated as of April 4, 2019 and effective as March 20, 2019, to the South32 Option Agreement, dated as of June 1, 2018, by and among the Company, Minera Metalin S.A. de C.V., Contratistas de Sierra Mojada S.A. de C.V. and South32 International Investment Holding Pty Ltd	8-K	4/5/2019	10.1
10.2	Option Agreement, dated as of August 12, 2020, by and among the Company, Copperbelt AG, and Dostyk LLP	8-K/A	11/5/2020	10.1
10.3	Joint Venture Agreement, dated as of September 1, 2020, by and between the Company and Copperbelt AG	10-K/A	3/4/2021	10.3
10.4	Form of Subscription Agreement	8-K	11/2/2020	10.1
10.5+	Silver Bull Resources, Inc. 2010 Stock Option Plan and Stock Bonus Plan, as amended	10-Q	6/14/2016	10.3
10.6+	Silver Bull Resources, Inc. 2019 Stock Option and Stock Bonus Plan	10-Q	6/14/2019	10.2
10.7+	Amended and Restated Employment Agreement, dated as of February 26, 2013, by and between the Company and Timothy Barry	8-K	3/1/2013	10.1
10.7.1+	Amendment to Amended and Restated Employment Agreement, dated as of February 23, 2016, by and between the Company and Timothy Barry	8-K	2/26/2016	10.1
10.7.2+	Amendment to Amended and Restated Employment Agreement, dated as of June 24, 2016, by and between the Company and Timothy Barry	8-K	6/28/2016	10.2
10.7.3+	Amendment to Amended and Restated Employment Agreement, dated as of August 28, 2018, by and between the Company and Timothy Barry	8-K	8/29/2018	10.2
10.8+	Amended and Restated Employment Agreement, dated as of February 26, 2013, by and between the CompanyI have all and Brian Edgar	8-K	3/1/2013	10.3
10.8.1+	Amendment to Amended and Restated Employment Agreement, dated as of February 23, 2016, by and between the Company and Brian Edgar	8-K	2/26/2016	10.3
10.8.2+	Amendment to Amended and Restated Employment Agreement, dated as of June 24, 2016, by and between the Company and Brian Edgar	8-K	6/28/2016	10.1

II-2

10.8.3+	Amendment to Amended and Restated Employment Agreement, dated as of August 28, 2018, by and between the Company and Brian Edgar	8-K	8/29/2018	10.1
10.9+	Form of Amendment to Amended and Restated Employment Agreement, dated as of June 4, 2015, by and between the Company and each of Timothy Barry and Brian Edgar	8-K	6/8/2015	10.1
10.10+	Employment Agreement, dated as of September 23, 2020, by and between the Company and Christopher Richards	8-K	9/25/2020	10.1
10.11+	Consulting Agreement, dated as of September 26, 2020, by and between the Company and Sean Fallis	10-K	1/28/2021	10.11
10.12+	Form of Indemnification Agreement (Directors and Officers)	10-K	1/13/2020	10.10
21.1	Subsidiaries of the Registrant	10-K	1/28/2021	21.1
23.1	Consent of Smythe LLP				X
23.2	Consent of Archer, Cathro & Associates (1981) Limited				X
23.3†	Consent David Graham & Stubbs LLP (included in Exhibit 5.1)	S-1	12/9/2020	5.1
23.4	Consent of CSA Global Consultants Canada Ltd.				X
24.1†	Powers of Attorney	S-1	12/9/2020	Signature page

+	Indicates a management contract or compensatory plan, contract or arrangement.
†	Previously filed.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

II-3

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)	If the registrant is relying on Rule 430B:
(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

II-4

(5)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(6)	To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
(7)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, British Columbia, Canada, on March 10, 2021.

SILVER BULL RESOURCES, INC.
By:	/s/ Timothy Barry
	Name:	Timothy Barry
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
*
Timothy T. Barry	President, Chief Executive Officer and Director (Principal Executive Officer)	March 10, 2021
/s/ Christopher Richards
Christopher Richards	Chief Financial Officer (Principal Financial and Accounting Officer)	March 10, 2021
*
Brian D. Edgar	Chairman and Director	March 10, 2021
*
Daniel J. Kunz	Director	March 10, 2021
*
John A. McClintock	Director	March 10, 2021
* /s/ Christopher Richards
Christopher Richards	Attorney-in-Fact	March 10, 2021

II-6